Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Protokinetix, Inc. of our report dated March 10, 2005, relating to the balance sheet of Protokinetix, Inc. as of December 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003, and for the period from December 23, 1999 (date of inception) through December 31, 2004, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2004.

Our report dated March 10, 2005, contains an explanatory paragraph that states that Protokinetix, Inc. has not generated revenues or positive cash flows from operations and has an accumulated deficit of $6,682,834 at December 31, 2004, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

June 3, 2005
Seattle, Washington